                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             AMSERV HEALTHCARE INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

          June 2, 1995

                              [AMSERV Letterhead]


April 10, 1996


Dear Fellow Shareholder:

By now you may have received a letter from Tom Clarke of Stockbridge Investment Partners, asking you to vote with him to throw out the current Board and install his nominees. His letter criticizes the Board-approved merger with Star Multi Care Services (NASDAQ:SCMS) which is scheduled to be completed this summer.

Since January 1995, Clarke has tried to coerce AMSERV into a merger with a wholly-owned subsidiary of Stockbridge, York Hannover Pharmaceuticals. If he takes control of the Company, we believe he will block the merger with Star and force a merger with York. Consider the following:


                                             Comparison of
                                             -------------
                                    York                       Star
                                    ----                       ----
                              Year ended 12/31/95    Nine Months ended 2/29/96
                                                            *Annualized
Revenues                          $2,780,095                $35,290,781*
Net Income/Net Loss                 <535,970>                 1,000,035*
Debt                               2,179,876                  3,656,250
Net Worth                         <1,700,000>                 6,733,110

You might be interested in reviewing his proposal dated November 13, 1995, which is referenced in his proxy statement and is an exhibit to his recent frivolous lawsuit, in which he claims Stockbridge was treated unfairly because AMSERV "never indicated an amount by which [Stockbridge's] proposal would have to be increased in order to exceed other offers received"!

Please call me at 800-556-8910 (extension 207) if you have any questions.

Sincerely,


Leslie Hodge
Vice President - Administration
  and Secretary

Enclosure

                      IN THE UNITED STATES DISTRICT COURT
                           DISTRICT OF MASSACHUSETTS

STOCKBRIDGE INVESTMENT PARTNERS, INC.,  )
A FLORIDA CORPORATION,                  )
                                        )
        PLAINTIFF,                      )
                                        )
V.                                      )       CASE NO.: 96-30032-MAP
                                        )
AMSERV HEALTHCARE INC.,                 )
A DELAWARE CORPORATION,                 )
                                        )
        DEFENDANT.                      )

                                   COMPLAINT

        For its complaint, Stockbridge Investment Partners, Inc. states:

        1. Plaintiff Stockbridge Investment Partners, Inc. ("Stockbridge") is a Florida corporation with its principal place of business located in Massachusetts.

        2. Amserv Healthcare Inc. ("Amserv") is a Delaware corporation with its principal place of business in California.

        3. This Court has subject matter jurisdiction pursuant to 28 U.S.C. Section 1331 in that the parties are citizens of different states and the amount in controversy exceeds $50,000.

        4. Venue is appropriate in this judicial district pursuant to 28 U.S.C. Section 1391 because a substantial portion of the events giving rise to this litigation occurred in this district.

        5. Since early 1995, Stockbridge has attempted to effect a business combination with Amserv or to replace certain members of Amserv's board of directors. Amserv's board of directors has consistently opposed these efforts.

        6. On or about October 18, 1995, Plaintiff and Defendant entered into a written agreement, a copy of which is attached as Exhibit A (the "October 1995 Agreement"). The October 1995 Agreement required the board of directors of Amserv to "use its business judgment to establish a fair and equitable process for considering business combinations." On or about this same date, Amserv issued a press release announcing its intention to "broaden its review of potential business combinations" and stating that "Stockbridge will participate, on a fair and equal basis with other participants, in Amserv's review process."

        7. On November 13, 1995, Stockbridge presented to Amserv a written proposal to effect a business combination between Amserv and York Hannover Pharmaceuticals, Inc. ("York Hannover"), a wholly-owned subsidiary of Stockbridge. The proposal provided for a stock for stock merger under which Stockbridge would exchange all the stock of York Hannover for 1,200,000 shares of Amserv common stock, which would represent approximately 27 percent of Amserv's shares after consummation of the proposed merger. A copy of Stockbridge's proposal is attached as Exhibit B.

        8. Prior to submitting the November 13 proposal to Amserv, representatives of Stockbridge met with Batchelder & Partners, Inc., Amserv's financial advisor, and Eugene Mora, Amserv's chairman of the board and chief executive officer. During this meeting, Amserv's representatives generally discussed the terms of and timing for a proposed business combination between Amserv and Stockbridge. The terms generally proposed by Amserv were more favorable to Stockbridge than those set forth in the November 13 offer. During this meeting, Mr. Mora also indicated that representatives of Amserv would want to visit Stockbridge's operating facilities in Florida and conduct other due diligence.

        9. In spite of its contractual obligation and express statements to Stockbridge, Amserv did not "fairly" and "equitably" consider Stockbridge's proposal. Evidence of Defendant's failure to fairly and equitably consider Plaintiff's proposal include the following:

                i. Amserv conducted almost no due diligence regarding the assets of York Hannover after receipt of Plaintiff's offer. Defendant never visited Plaintiff's primary places of business nor did Defendant ever contact United Professional Companies, which is Plaintiff's partner in York Hannover Partnership, a pharmaceutical and medical supply distribution business comprising of a substantial portion of York Hannover's assets.

                ii. Although the parties had explicitly discussed an agreeable timetable for a proposed business combination at their meeting, Amserv did not respond, or even ask for an extension of time to respond, to Plaintiff's November 13 offer prior to its stated December 4, 1995 expiration date.

                iii. Defendant never engaged in any negotiations with Plaintiff regarding its proposal for a business combination. Defendant never indicated an amount by which Plaintiff's proposed would have to be increased in order to exceed other offers received, and Defendant never informed Plaintiff what aspects of its proposal were unacceptable.

                iv. Without giving any prior notice to Stockbridge, on January 18, 1996, Amserv issued a press release announcing its intention to merge with Star Multi Care Services, Inc. ("Star") (the "Star Merger"). Amserv has not entered a definitive agreement to enter into the Star Merger.

        10. Amserv failed to obtain from Star a significant premium for Amserv's shares. Under the terms of the Star Merger, each share of Amserv common stock will be exchange for .4090 shares of Star common stock. Based on the price of Star's stock as of February 20, 1996, this exchange ratio results in a value of $2.81 per share of Amserv stock, which is 16.7 percent less than Amserv's stock price at its 52 week high of $3.375 per share on September 13, 1995. The per share value is only slightly higher than the trading price of Amserv stock prior to the announcement of the Star Merger.

        11. Defendant's failure to seriously consider Plaintiff's proposal, its failure to conduct due diligence, its failure to negotiate with Plaintiff and its merger with Star at a per share value significantly less than the recent market value of Amserv's stock, as well as other actions taken by Defendant constitute a breach of the October 1995 Agreement.

        12. The October 1995 Agreement provides that, upon Amserv's breach of its obligation to establish a fair and equitable process for considering business combinations, Amserv will pay to Stockbridge $125,000 for the reimbursement of Stockbridge's documented expenses.

        13. In addition to its expenses, Plaintiff is entitled to recover damages resulting from Defendant's failure to fairly and equitably consider proposals for business combinations, including Plaintiff's reasonable attorney's fees and the difference between the value of the 202,845 shares of Amserv stock owned by Stockbridge and its affiliates under the terms of the Star Merger and the value of these shares that would have been realized in a business combination if the October 1995 Agreement had not been breached.

        WHEREFORE, Plaintiff respectfully requests entry of a judgment against Defendant for damages, the exact amount to be proven at trial but believed to exceed $400,000, for prejudgment interest thereon, for Plaintiff's attorney's fees incurred, for the costs of this action and for such other relief as may be equitable in this cause.


                             Respectfully Submitted,

                             MARTIN & OLIVEIRA
                             William E. Martin, Esq.
                             100 North Street, Suite 301
                             Pittsfield, Massachusetts 01201

                             HARWELL HOWARD HYNE
                             GABBERT & MANNER, P.C.


                             By: /s/ GLENN B. ROSE
                             ---------------------------------
                                     Glenn B. Rose, Esq.
                                     Craig V. Gabbert, Jr., Esq.
                             1800 First American Center
                             315 Deaderick Street
                             Nashville, TN 37238
                             (615) 256-0500

                             Attorneys for Stockbridge Investment Partners, Inc.

                                    AGREEMENT

                  This Agreement (the "Agreement") is made and entered into as of this 18th day of October, 1995, by and among STOCKBRIDGE INVESTMENT PARTNERS, INC., a Florida corporation ("Stockbridge"), AMSERV HEALTHCARE INC., a Delaware corporation ("AMSERV"), and each of their affiliates, associates, groups, directors, officers, representatives or agents.

                                    RECITALS

                  WHEREAS, AMSERV and Stockbridge have been involved in discussions regarding a potential business combination involving AMSERV; and

                  WHEREAS, the Board of Directors of AMSERV has determined to broaden its review of potential business combinations by expanding the group of potential merger partners and including transactions involving consideration consisting of cash or a combination of cash and securities; and

                  WHEREAS, by written notice delivered on September 18, 1995, (the "Consent Notice"), Thomas M. Clarke, a principal of Stockbridge and a record holder of AMSERV Common Stock, has requested that the Board of Directors establish a record date for action by written consent to remove the Board of Directors and replace the same with individuals selected by Clarke; and

                  WHEREAS, the parties desire to resolve certain matters relating to such discussions by permitting Stockbridge to participate in the process established by AMSERV's Board on a fair and equal basis with other participants.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Stockbridge Participation. Stockbridge agrees that it will participate in the process to consider business combinations described in the recitals above. AMSERV agrees that Stockbridge will be the first participant to have access to the AMSERV data room for due diligence.

                  2. Consent Solicitation. Stockbridge hereby agrees to promptly withdraw, or cause Mr. Clarke to withdraw, in a manner reasonably satisfactory to AMSERV, the Consent Notice. Stockbridge further agrees not to commence any other consent solicitation with respect to AMSERV, or deliver any similar notice to AMSERV's Board of Directors requesting a record date, until the earlier of January 1, 1996 or the conclusion of AMSERV's process to consider business combination described above. In the event that after January 1, 1996 Stockbridge delivers written notice to AMSERV's Board of Directors requesting that the board set a record date, AMSERV hereby agrees that its Board of Directors shall set a record date in accordance with AMSERV's bylaw provision relating thereto.

                  3. Annual Meeting. The parties hereby acknowledge that AMSERV's Annual Meeting of Stockholders for the fiscal year ended June 24, 1995 has been delayed. In the event that a definitive agreement relating to a merger, sale or other business combination involving AMSERV has not been executed on or prior to February 9, 1996, AMSERV hereby agrees that its Board of Directors shall promptly thereafter (a) set a meeting date for a meeting of Stockholders in lieu of its Annual Meeting, which date shall be no later than April 15, 1996, (b) set a record date for such meeting, which date shall be forty-five (45) to sixty
(60) days prior to the meeting date and (c) notify Stockbridge of such record date not later than twenty (20) days before the record date.

                  4. Consideration of Proposals. The Board of Directors shall use its business judgment to establish a fair and equitable process for considering business combinations.

                  5. Reimbursement of Expenses. (a) In the event that Stockbridge submits a proposal relating to a merger, sale or other business combination involving AMSERV to AMSERV's Board of Directors and such proposal is accepted by AMSERV, AMSERV hereby agrees to pay to Stockbridge, in the event the accepted proposal is not consummated for any reason (other than a breach by Stockbridge or the failure by Stockbridge to perform its obligations thereunder), a breakup fee of up to $125,000 for the reimbursement of Stockbridge's documented expenses.

                  (b) In the event that AMSERV breaches its obligations to Stockbridge under Sections 1, 3 or 4 regarding the conduct of the process for consideration of proposals hereof, AMSERV will pay to Stockbridge $125,000 for the reimbursement of Stockbridge's documented expenses.

                  6. Press Release. The parties hereby agree that AMSERV will issue a press release describing this Agreement promptly following its execution (attached as Exhibit A hereto).

                  7. Representations. Each of the parties represents and warrants with respect to itself that such party is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed by such party and that this Agreement is a valid and binding Agreement of such party, enforceable against such party in accordance with its terms.

                  8. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to conflicts of law doctrines. The parties agree that in connection with any breach of the terms of this Agreement, money damages may be inadequate and each party agrees that it will not interpose any objection to any motion of the other seeking injunctive relief on the basis that there is an adequate remedy at law.

                  9. Certain Terms. As used herein, the terms "affiliate" and "associate" shall have the meanings given such terms in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the term "group" shall have the meaning given such term in Section 13(d)(3) of the Exchange Act.

                  10. Amendments; Waiver. This Agreement may be amended, modified or supplemented only by the written agreement of both parties. No failure on the part of either party to exercise, or any delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                  11. Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

                  12. Headings. The descriptive headings of the sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. This Agreement shall become effective when one or more counterparts have been executed and delivered to each of the parties.

                  14. Severability. If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void to any extent, the remainder of the provisions shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

                  15. Best Efforts. Each of the parties shall use its best efforts to cause all persons who are not parties to this Agreement to observe the provisions hereof.

                  16. Assignments. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder are assignable.

                  17. Attorneys' Fees. In the event of any action or proceeding for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such action or proceeding.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                       STOCKBRIDGE INVESTMENT PARTNERS,
                                       INC., a Florida corporation

                                       By: /s/ Thomas M. Clarke
                                          ---------------------------
                                       Name: Thomas M. Clarke
                                            -------------------------
                                       Title: President
                                             ------------------------

                                       AMSERV HEALTHCARE INC.,
                                       a Delaware corporation

                                       By: /s/ Leslie Hodge
                                          ---------------------------
                                       Name: Leslie Hodge
                                            -------------------------
                                       Title: Vice President-Administration
                                                and Secretary
                                             ------------------------

                                   EXHIBIT A


                                      ###
                         [AMSERV HEALTHCARE LETTERHEAD]


NEWS RELEASE

                                                AMSERV HEALTHCARE INC.
                                                For immediate release.
                                                Contact:  Leslie Hodge
                                                Vice President - Administration
                                                619-597-1000, Extension 207



San Diego, California, October 18, 1995 -- AMSERV HEALTHCARE INC. (NASDAQ:AMSR)

AMSERV HEALTHCARE INC. announced today that AMSERV's Board of Directors has determined to broaden its review of potential business combinations by expanding the group of potential merger partners and including transactions involving consideration consisting of cash or a combination of cash and securities.

Gene Mora, Chairman and Chief Executive Officer, commented: "This is a process that will begin immediately. If this process yields a proposal which we believe is in our stockholders' best interests, we will pursue it aggressively. If not, we will continue to pursue our independent strategy. We anticipate this process can be completed by late January 1996."

In light of these developments, the Company also announced that it will delay its annual meeting of stockholders. Should the broadened study not result in a transaction, the annual meeting will be promptly rescheduled.

AMSERV's Financial Advisor, Batchelder & Partners, Inc. - San Diego, California, will be assisting AMSERV's Board of Directors in seeking indications of interest from a broader group and also for a broader range of possible transactions with the Company.

AMSERV also announced that it had entered into an agreement with Stockbridge Investment Partners, Inc. pursuant to which Stockbridge will withdraw the written notice delivered to AMSERV on September 18, 1995 indicating Stockbridge's intent to act by written consent and requesting that AMSERV's Board set a record date, and Stockbridge will not commence any other consent solicitation with respect to AMSERV or deliver any other such notice until the earlier of January 1, 1996 or the conclusion of the process described above by which AMSERV's Board of Directors will consider potential business combinations involving AMSERV.

The agreement provides that Stockbridge will participate, on a fair and equal basis with other participants, in AMSERV's review process. If the process does not result in the execution of a definitive agreement relating to a merger, sale or other business combination involving AMSERV by February 9, 1996, AMSERV agreed to set a meeting date of no later than April 15, 1996 for its annual meeting, with a record date forty-five to sixty days prior to such meeting.

AMSERV is a health care company providing home care services, with six branch offices located in New Jersey and Ohio.

                                   EXHIBIT B


               [STOCKBRIDGE INVESTMENT PARTNERS, INC. letterhead]


                               November 13, 1995



SENT OVERNIGHT CARRIER AND BY FACSIMILE

Board of Directors
Amserv Healthcare Inc.
3252 Holiday Court
La Jolla, CA 92037

ATTENTION: EUGENE J. MORA, CHAIRMAN

Gentlemen:

        Stockbridge Investment Partners, Inc. ("Stockbridge") is pleased to submit this proposal to effect a business combination between its subsidiary, York Hannover Pharmaceuticals, Inc. and Amserv Healthcare Inc. ("Amserv").

        The material terms of the proposal are set forth on the Term Sheet attached as Exhibit A. Stockbridge believes its proposal is so favorable to Amserv as to preempt any further consideration of proposals by the Board. Therefore, this proposal shall remain open for acceptance by Amserv through the close of business (E.S.T.) on Monday, December 4, 1995.

        Upon your acceptance of this proposal as provided for below:

        (i) Amserv and its advisors and counsel would commence immediately to work cooperatively and collaboratively with Stockbridge and its advisors and counsel to prepare the Definitive Merger Agreement for execution and delivery, to complete all due diligence and to effect any required filings with regulatory authorities; and

        (ii) Amserv shall immediately cease soliciting business combination proposals from any third party and end all related activities.

Board of Directors
November 13, 1995
Page 2

  If the foregoing is acceptable, please so indicate below.

                                  Sincerely,

                                  /s/ Thomas M. Clarke
                                  ------------------------
                                  Thomas M. Clarke
                                  President

TMC/df

cc: David L. Batchelder

Enclosure

ACCEPTED AS OF THIS
   DAY OF                 , 1995.
- --       -----------------

AMSERV HEALTHCARE INC.

By:
   -----------------------------
Title:
      --------------------------

                                   Exhibit A
                                   ---------

                        Business Combination Term Sheet.
              Amserv/York Hannover Pharmaceuticals, Inc. ("YHPI")

Nature:

        Acquisition by Merger of YHPI with and into Amserv which will be the surviving corporation (the "Merger").

Consideration:

        Stockbridge, as sole stockholder of YHPI, to receive 1,200,000 (27.5 percent of the outstanding stock after the issuance of the merger shares) of Common Stock of Amserv so that on a fully-diluted proforma basis, Stockbridge and its affiliates will own 1,439,900 shares, or 33.0 percent of Amserv. Newly issued shares of Amserv Common Stock to be subject to demand and piggy-back Registration Rights (transferable by Stockbridge and its affiliates) under a Registration Rights Agreement.

Board Composition:

        Upon the effectiveness of the Merger, the Amserv Board of Directors is to be composed of five members, two selected by Stockbridge, two incumbents of which one must be Mr. Mora and one non-affiliated director to be selected by the other four.

Special Consideration:

Following the consummation of the merger:

1. Stockbridge will not increase its ownership of Amserv Common Stock without the consent of the non-Stockbridge directors to an amount in excess of 40.0 percent of the shares outstanding.

2.      Stockbridge will not enter into any "business combination" as defined in
        Section 203(c)(3) of Delaware General Corporate Law with Amserv except in accordance with Delaware Law.

3. Thomas M. Clarke and Lawrence B. Cummings will enter into Agreements with Amserv governing corporate opportunities, conflicts of interest and employment.

4. Amserv will use its best efforts to exchange its Class B Redeemable Preferred shares for debt maturing on the same installment dates as the Preferred shares.

5. The terms of Eugene J. Mora's Employment and Consulting Agreements shall be amended such that upon Mr. Mora's resignation effective with the Merger he shall be compensated all amounts due under the agreements in 60 equal installments to be paid out of corporate funds. Mr. Mora will enter into acceptable Not to Compete and Not to Hire Agreements with Amserv upon his resignation.

6. Amserv will enter into appropriate employment arrangements with Ms. Hodge and Ms. Anderson on their agreement to relocate to Stockbridge's offices in Pittsfield, Massachusetts, otherwise, Amserv will provide the six month notice to each employee as of the effective date of the Merger.

7. Stockbridge will not for two years solicit consents or proxies to replace Amserv's Directors after the Merger.

8. Amserv shall enter into Employment Agreements with Thomas M. Clarke and Lawrence B. Cummings as President and Chief Executive Officer, respectively, on the effective date of the Merger. Such agreements shall include a base salary not to exceed $100,000 each on an annual basis.

9.      Mr. Cummings shall be the Chairman of the Board of Amserv.

Timetable:

        Execution and delivery of a mutually-acceptable definitive Merger Agreement on or before December 15, 1995, contemplating effectiveness of the Merger on or before January 31, 1996.

Conditions:

        -  Approval by Amserv Board of Directors.

        -  Satisfactory completion of mutual due diligence.

        - Redemption in full of all outstanding Preferred Stock of YHPI prior to the effectiveness of the Merger.

        - Receipt of all necessary governmental approvals (as may be determined and specified in the definitive Merger Agreement).

        - No material adverse change in the financial condition or business of either Amserv or YHPI from September 30, 1995 (Balance Sheet Attached).

        - No litigation threatened or pending which challenges the validity of the Merger Agreement or seeks to enjoin the Merger.

Representations and Warranties:

        - Merger Agreement to contain such representations and warranties of Amserv and Stockbridge/YHPI as are usual and customary for this kind of transaction.

Termination:

        - Upon execution of the Letter Agreement incorporating this term sheet, Amserv to cease soliciting business combination proposals, and all activities related thereto; provided, however, in the event that the Board of Directors in the exercise of its fiduciary duty, receives an unsolicited business combination proposal from a third party which it deems to be more favorable to Amserv's stockholders than the Merger, the Merger Agreement may be terminated and of no further force and effect upon written notice to Stockbridge together with the payment to Stockbridge of $125,000 for reimbursement of its expenses.

                             AMSERV HEALTHCARE INC.

                            PRO FORMA BALANCE SHEET

                                               Amserv                         York Hanover
                                     for the Twelve Month Period         for the Nine Month Period
                                         Ended June 24, 1995             Ended September 30, 1995        Consolidated
                                     ---------------------------         --------------------------       ------------
Cash                                          $1,226.4                           $   39.8                  $ 1,266.2
Accounts receivable                              973.8                              342.7                    1,316.5
Inventory                                          0.0                                0.0                        0.0
Available-for-sale securities                  1,392.0                            1,385.7                    2,777.7
Other current assets                             187.5                               64.4                      251.9
                                              --------                           --------                  ---------
  CURRENT ASSETS                               3,779.7                            1,832.6                    5,612.3

PP&E                                             387.8                                0.0                      387.8
Provider contracts                             2,203.1                                0.0                    2,203.1
Investment in Partnerhsip                          0.0                              507.9                      507.9
Deferred financing cost                            0.0                                0.0                        0.0
Other assets                                     313.9                            1,606.3                    1,922.2
                                              --------                           --------                  ---------
  TOTAL ASSETS                                $6,684.5                           $3.948.8                  $10.633.3
                                              --------                           --------                  ---------

Accounts Payable                              $  105.7                           $    4.4                   $  110.1
Accrued salaries                                 561.1                                0.0                      561.1
Other current liabilities                        646.5                               65.5                      712.0
                                              --------                           --------                  ---------
  CURRENT LIABILITIES                          1,313.3                               69.9                    1,383.2

Secured Debt                                      30.9                            1,750.0                    1,780.9
Acquisition Debt                                   0.0                                0.0                        0.0
Debt Consolidation                                 0.0                                0.0                        0.0
Deferred income taxes                              0.0                             (275.0)                    (275.0)
Other liabilities                                  0.0                                0.0                        0.0
                                              --------                           --------                  ---------
  TOTAL LIABILITIES                            1,344.2                            1,544.9                    2,889.1

DEFERRED REVENUE                                   0.0                              909.8                      909.8

EQUITY                                         5,340.3                            1,494.1                    6,834.4
                                              --------                           --------                  ---------

TOTAL LIAB. & EQUITY                          $6,684.5                           $3,948.8                  $10,633.3
                                              --------                           --------                  ---------